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                                                           FOR IMMEDIATE RELEASE


             BERKSHIRE HILLS BANCORP, INC. ANNOUNCES THE COMPLETION
               OF SIXTH STOCK REPURCHASE PROGRAM AND THE APPROVAL
                      OF A 150,000 SHARE REPURCHASE PROGRAM


PITTSFIELD, MA - May 25, 2005 - Berkshire Hills Bancorp, Inc. (the "Company"), (AMEX: BHL), the holding company for Berkshire Bank (the "Bank"), announced today that it has completed the repurchase of 300,000 shares, or approximately 5% of its outstanding common stock at an average price of $31.00 per share. Upon completion of the repurchase program the Company had 5,830,479 shares outstanding.

The Company also announced today that its Board of Directors has approved a new stock repurchase program (the "Repurchase Program") authorizing the Company to repurchase up to 150,000 shares, or approximately 2.6% of its outstanding common stock. The Repurchase Program will commence following this announcement and will continue until the Repurchase Program is completed. The repurchases, which will be conducted through open market purchases or privately negotiated purchases, will be made from time to time, subject to market conditions, at the discretion of management of the Company.

The Company intends to hold the shares repurchased as treasury shares. The Company may utilize such shares to fund any stock benefit or compensation plan or for any other purpose the Board of Directors of the Company deems advisable in compliance with applicable law.

Berkshire Hills Bancorp, Inc. is the holding company for Berkshire Bank. Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and is the largest banking institution based in western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts with 11 branch offices serving communities throughout Berkshire County, and a representative office and one branch in New York. The Bank is committed to continuing to operate as an independent bank, delivering exceptional customer service and a broad array of competitively priced retail and commercial products to its customers.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Legislation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q, for the quarters ended March 31, June 30, September 30, and in its annual report on Form 10-K each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's Internet Web site (WWW.SEC.GOV) and to
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which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in these forward-looking statements.
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Media contact:
Wayne F. Patenaude, Sr. Vice President, Treasurer and CFO
413) 236-3195
wpatenaude@berkshirebank.com